Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Chemspec International Limited:

We consent to the incorporation by reference in the registration statement (No. 333-165625) on Form S-8 of Chemspec International Limited of our report dated June 17, 2010, with respect to the consolidated balance sheets of Chemspec International Limited as of December 31, 2008 and 2009, and the related consolidated statements of income, equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2009, which report appears in the December 31, 2009 annual report on Form 20-F of Chemspec International Limited.

Our report on the consolidated financial statements refers to a change in accounting policy for noncontrolling interests as required by Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51” (included in FASB ASC Subtopic 810-10, “Consolidation-Overall”), effective as of January 1, 2009.

KPMG

Hong Kong, China

June 17, 2010